Exhibit 10.1

January 11, 2023

Mr. Robert L Waldron
1487 Red Sun Way
Highlands Ranch, CO 80126-5757

Dear Robert:

It is with great pleasure that I confirm your promotion to President of CorEnergy. The responsibilities will be outlined in the organization chart of CorEnergy, and oversight of the Presidents of Crimson Midstream and MoGas/Omega who will report directly to you, subject to John Grier’s confirmation of his delegation to, and oversight of, the execution of your responsibilities to Crimson. You will retain your current duties as CFO of CorEnergy, and will provide the finance professionals with the opportunity for increased responsibilities.

In recognition of your skills, increased responsibilities and valued accomplishments, your annual base salary will increase from $363,660 to $440,000, which includes a merit increase for 2023 consistent with other members of the Leadership Team, in addition to a promotion adjustment. As a member of the Senior Leadership Team with the CEO and COO, you will receive 10% of your new salary through stock grants that vest immediately, on the same terms, conditions and timing as Board of Director stock grants (quarterly).

Beginning in 2023 you will receive a target bonus of 50% of base salary (inclusive of the stock compensation) and be eligible for 2023 LTI award of 70% of base salary.

You will continue to report to David J.Schulte, CEO and Chairman of CorEnergy, and I will review your new bonus plan with targets in the coming week. If you have any questions, please don’t hesitate to let me know.

Congratulations on this milestone and your contributions to the success of CorEnergy!

/s/ David J. Schulte

David J.Schulte
Chief Executive Officer

Accepted:

/s/ Robert L Waldron Date: January 11, 2023
Robert L Waldron